Exhibit 10.31

Stardust Power Inc.

15 E. Putnam Ave, Suite 378

Greenwich CT 06830

March 13, 2024

Richard Leveille

Manager

IGX Minerals LLC

650 Ocean Dr. #11A

Key Biscayne, FL 33149

Re:	Proposal for IGX Minerals LLC

LETTER OF INTENT

Dear Richard Leveille,

This letter of interest (this “Letter”) dated March 12. 2024 (“LOI Date”) is intended to summarize the principal terms of a proposal being considered by Stardust Power, Inc., a Delaware corporation, (“Buyer”) regarding its or its designee’s possible acquisition, including through a potential joint venture of the mining claims set forth on Exhibit A (collectively, the “Mining Claims”) from IGX Minerals LLC, a Delaware Limited Liability Partnership. (“Seller”). The possible acquisition of interests in the Mining Claims is referred to as the “Transaction”.

Whereas Stardust Power Inc., a Delaware corporation, is an American developer of lithium with the financial capacity to execute a potential definitive agreement.

1. Acquisition of Mining Claims and Purchase Price. Subject to the confirmation of the definitive documents evidencing the Transaction, at the closing of the Transaction, Buyer would acquire interests in Mining Claims, as defined, free and clear of all encumbrances, on the terms set forth on Exhibit B.

2. Due Diligence. From and after the date of this Letter, Seller will authorize its management to allow Buyer and its advisors full access to Seller’s facilities, records, employees, customers, suppliers and advisors for the purpose of completing Buyer’s due diligence review, subject to the terms set forth in a customary access agreement. The due diligence investigation will include, but not be limited to, a complete review of Seller’s financial, legal, tax, environmental, and confidential proprietary intellectual property and labor records and agreements and site visits, and any other matters as Buyer’s accountants, tax and legal counsel, and other advisors deem relevant.

3. Exclusivity.

(a) From the LOI Date and for the following six (6) months (such period, the “Exclusivity Period”), neither Seller nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (the Seller collectively with all such persons and entities, the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of Seller, including the Mining Claims, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail, excluding the identity of the makers of any such approach of offer, the terms of any such indication, request or offer. Immediately upon the execution of this Letter, Seller shall, and shall cause the Seller Group to, pause any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

(b) On the LOI Date, Buyer has delivered to Seller Thirty Thousand Dollars ($30,000) as non refundable consideration for the execution by Seller of this Letter and the performance of the binding terms and conditions contained herein (the “LOI Date Payment”). This specific consideration of $30,000 is intended solely for the augering on the three properties referenced in this agreement, or other property improvements as agreed to by both parties. Upon the execution of the definitive documents, the LOI Date Payment shall be treated as a non-refundable payment for the right of Exclusivity.

(c) If in its sole discretion, Buyer notifies Seller in writing that it does not intend to proceed with the Transaction, or if the Transaction has not been consummated prior to the expiration of the Exclusivity Period, then Seller shall have no obligation to refund the LOI Date Payment; provided however, that notwithstanding anything contained herein, if Seller is in breach of its covenants or agreements under this Letter, then in addition to all such other rights and remedies at law, Seller shall pay to Buyer an amount equal to the LOI Date Payment and the out-of-pocket expenses (including the fees and expenses of legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by Buyer in connection with the proposed Transaction, which amount shall be payable in same day funds.

(d) If Buyer is in breach of its covenants or agreements under this Letter, then in addition to all such other rights and remedies at law, Buyer shall pay to Seller the out-of-pocket expenses (including the fees and expenses of legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by Seller in connection with the proposed Transaction, which amount shall be payable in same day funds.

(e) Loan Commitment. In consideration for this agreement. Buyer shall provide a Promissory Note to the Seller for all 2024 BLM fees and county land maintenance fees, Notice of Intent and associated filing fees, collectively the “2024 Maintenance Fees” for the claims owned by IGX as of the date of this agreement (approximately $235,000) for the sole use for payment of maintenance fees. The Seller shall provide corresponding documentation to support the total amount of 2024 maintenance fees and the Buyer shall provide these to the Seller no later than July 1, 2024, whether or not a Definitive Agreement has been signed as at that date. The term of the loan shall be twenty-four (24) months maturity from the LOI Date with an annual interest rate of six percent (6%) and repayment due upon maturity. The definitive documentation for the Promissory Note shall be provided to Seller within ten (10) business days of executing this LOI. The total amount of funds loaned by the Buyer under this Loan Commitment shall be converted to and credited to the Work Expenditures upon execution of a Definitive Agreement, (the “Converted Loan” and the Seller shall have no obligation to repay any accrued interest nor shall any accrued interest be applied the Work Expenditures).

(f) If the Buyer acquires any of the interests, i.e. in any one of the properties, the balance of the note shall be included as Buyer’s investment, as defined in the Term Sheet, and Seller shall have no cause to repay the Promissory Note.

(g) Obligation to Negotiate in Good Faith. The parties shall attempt in good faith to achieve consensus with respect to the definitive documents contemplated in this Letter; provided that for the avoidance of doubt, any material adverse deviation from the terms set forth in Exhibit B by Seller shall be a breach of this covenant to negotiate in good faith.

4. Right of First Refusal. For a period of six (6) months from the termination of this Letter, if Seller receives from a third party a bona fide offer to purchase the Mining Claims, whether directly or indirectly, and by means of an asset acquisition, stock or equivalent acquisition, before Seller may accept such an offer, Seller must first give written notice of the terms of the offer and the name of the party making such an offer to Buyer. Buyer shall have thirty (30) days from the date of receipt of said offer and corresponding details, to provide Seller with written acceptance of the offer, upon the same terms and conditions as set forth therein. If Buyer accepts said offer, closing shall take place within sixty (60) days from the date of acceptance. If Buyer fails to accept said offer within the thirty (30) days provided herein, Seller may proceed to sell to said third party in accordance with the terms of the offer.

5. Termination. This Letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the definitive agreement by Buyer and Seller, (ii) mutual agreement of Buyer and Seller, (iii) expiration of the Exclusivity Period, and (iv) written notice by Seller to Buyer of its intent to terminate this Letter, in its sole discretion. Notwithstanding anything in the previous sentence, Sections 3(b), 3(c), 3(e), 6 -10—12 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

6. Specific Performance. Buyer and the Seller Group agree that the rights and remedies for non-compliance with this Letter shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages alone would not provide an adequate remedy to Buyer. Any requirements for the securing or posting of any bond with such remedy are waived by the parties.

7. GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE.

8. Ordinary Course of Business. Seller will: (i) conduct the business in the ordinary course in a manner consistent with past practice; (ii) maintain the Mining Claims in good working condition, and (iii) use its reasonable best efforts to maintain the Mining Claims in accordance with past practice.

9. No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Letter.

10. Expenses. Except as set forth in Section 3(b), the parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction. Buyer will provide Seller ($25,000)] in support of Seller’s transactions for the definitive agreements within ten (10) days after closing of the definitive documentations.

11. No Binding Agreement. This Letter reflects the intention of the parties, but for the avoidance of doubt neither this Letter nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to Sections 3(b), 3(c), 3(e), 6—10—12 hereof. No contract or agreement providing for any transaction involving the Transaction shall be deemed to exist between Buyer and any of its affiliates and Seller unless and until a final definitive agreement has been executed and delivered.

12. Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of Buyer.

Very truly yours,

STARDUST POWER, INC.

By:	/s/ Roshan Pujari
Name: Roshan Pujari
Title: CEO

Agreed to and accepted:

IGX MINERALS LLC

By:	/s/ Richard Leveille
Name: Mr. Richard Leveille
Title: Manager

Exhibit “A”

Mineral Claims

Exhibit “B”

TERM SHEET

This term sheet (the “Term Sheet”) sets forth the terms and conditions for a proposed acquisition by Stardust Power, Inc. (“Buyer”) from IGX Minerals LLC. (“Seller”) of the Mining Claims (as defined in the Letter). This Term Sheet is for discussion purposes only. Other than specified in this letter, this Term Sheet is not a binding agreement and does not represent an offer or commitment of any nature from any of the parties hereto or their respective affiliated entities to engage in negotiations regarding, or to enter in any contract or agreement effecting, the transactions contemplated herein. Other than specified in the Letter, this term sheet does not impose any liability on any party hereto if the transactions contemplated herein are not consummated. The terms and conditions of this Term Sheet are subject in all respects to Buyer’s satisfactory commercial and legal due diligence and the execution by the parties hereto or their authorized representatives or assignees of a sale and purchase agreement and any other documents or agreements necessary to effect the transactions contemplated hereby.

(see attached)

GLOBAL TERM SHEET [Note: This TS and JV shall include all three basins. Stardust and IGX will work on all properties and basins with prioritazion of drilling to be done on selected targets while advancing logically and based on information developed together.

Interests	Payment	Work Expenditures	Time
0%	$275,000		• On Signing of Definitive Agreement
51% of JV interests	$300,000 cash plus Note: This payment is at 18 months regardless of permit time.

$1.7m in investment

Auguring $30k

Drilling all-in estimated between $200-$300/ft. [3000’ = $600k-$900k]

Assays: $20,000

Rig and Field Geos and helper: $1600/day [60 days = $96k]

Geophysics (2-DH) $114,000

Geophysics (IP/MT) and Gravity: up to $100,000—

Land & Water work: [$50-$75k]

Mtc Fees: $235k

Admin/Misc: $20k/month [$120k annual]

Legal (project related) $50,000

Misc/Contingency : $100,000

			• 18 months from execution of definitive agreements (For work expenditures, this term shall be exclude permit time) as long as Stardust makes Mtc. Fees Payments by August 1st of each year

Additional 24% of JV interests	• $1,000,000 cash • $1,000,000 cash or stock (Stardust’s discretion) Note: This payment is due by 24 month anniversary of regardless of permit time.	$1m in investment

•  Must be done by anniversary 24 month of execution of the definitive agreements ( For work expenditures, this term shall exclude permit time) as long as Stardust makes Mtc. Fees Payments by August 1st of each year

Carried Period

Carried 25% to BFS, with a Stardust option to purchase 10% for $15M (or 16% for $16m); Stardust to arrange 100% of Equity project financing on an undiluted basis to be repaid out of profits.

•  SHA with dividend policy and common minority protection

Notes:

1.	IGX will enter into a Services Agreement [budgeted as Admin Fees], as agreed to by both parties, for services provided in the case Stardust acquires interests.